EXHIBIT 2(a)

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                             INVESTORSBANCORP, INC.


             The following Restated Articles of Incorporation, duly adopted pursuant to the authority and provisions of Chapter 180 of the Wisconsin Statutes, supersede and take the place of the existing Articles of Incorporation and amendments thereto:

                                    ARTICLE I

             The name of the Corporation is InvestorsBancorp, Inc.


                                   ARTICLE II

             The period of existence of the Corporation shall be perpetual.


                                   ARTICLE III

             The purpose or purposes for which the Corporation is organized is to carry on and engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes.


                                   ARTICLE IV

             The aggregate number of shares which the Corporation shall have the authority to issue shall be ten million (10,000,000) shares; consisting of: (i) nine million (9,000,000) shares of a class designated as "Common Stock," with a par value of $.01 per share; and (ii) one million (1,000,000) shares of a class designated as "Preferred Stock," with a par value of $.01 per share.

             The designation, relative rights, preferences and limitations of the shares of each class and authority of the Board of Directors of the Corporation to establish and to designate series of the Preferred Stock and to fix the variations in the relative rights, preferences and limitations as between such series, shall be as set forth herein.

        A.   PREFERRED STOCK.

             (1) Series and Variations Between Series. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this paragraph A, to provide for the issuance of the Preferred Stock in series, to establish or change the number of shares to be included in each such series and to fix the designation, relative rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors of the Corporation with respect to each series shall include, but not be limited to, determination of the following:

                  (i) The number of shares constituting that series and the distinctive designation of that series;

                  (ii) The dividend rate or rates on the shares of that series and/or the method of determining such rate or rates and the timing of dividend payments on the shares of such series;

                  (iii) Whether the dividends on shares of that series shall be cumulative or non-cumulative;

                  (iv) Whether and to what extent the shares of that series shall have voting rights in addition to the voting rights provided by law, which might include the right to elect a specified number of directors in any case or if dividends on such series were not paid for a specified period of time;

                  (v) Whether the shares of that series shall be convertible into shares of stock of any other series, and, if so, the terms and conditions of such conversion, including the price or prices or the rate or rates of conversion and the terms of adjustment thereof;

                  (vi) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                  (viii) The obligation, if any, of the Corporation to retire shares of that series pursuant to a sinking fund; and

                  (ix) Any other relative rights, preferences and limitations of that series.

             Subject to the designations, relative rights, preferences and limitations provided pursuant to this paragraph A, each share of Preferred Stock shall be of equal rank with each other share of Preferred Stock.

             (2) Dividends. Before any dividends shall be paid or set apart for payment upon shares of Common Stock, the holders of each series of Preferred Stock shall be entitled to receive dividends at the rate and at such times as specified in the particular series. Dividends on shares of Preferred Stock shall be paid out of any funds legally available for the payment of such dividends, when and if declared by the Board of Directors. Such dividends shall accumulate on shares of any series of Preferred Stock from the date of issuance if so provided for such series.

             With respect to any series of Preferred Stock which has cumulative rights to dividends, any dividend paid upon such series of Preferred Stock at a time when any accumulated dividends for any prior period are delinquent shall be expressly declared as a dividend in whole or partial payment of the accumulated dividend for the earliest dividend period for which dividends are then delinquent, and shall be so designated to each shareholder to whom payment is made. All shares of such series of Preferred Stock shall rank equally and shall share ratably, in proportion to the rate of dividend of the series, in all dividends paid or set aside for payment for any dividend period or part thereof upon any such shares.

             Except to the limited extent hereinafter provided, so long as any shares of Preferred Stock shall be outstanding, no dividend, whether in cash, stock or otherwise, shall be paid or declared nor shall any distribution be made on the Common Stock, nor shall any Common Stock be purchased, redeemed or otherwise acquired for value by the Corporation, nor shall any moneys be paid to or set aside or made available for a sinking fund for the purchase or redemption of any Common Stock, unless:

                  (i) All dividends for all past dividend periods with respect to any series of Preferred Stock which has cumulative rights to dividends shall have been declared and a sum sufficient for the payment thereof set apart; and

                  (ii) The Corporation shall have set aside all
             amounts theretofore required to be set aside as and for all sinking fund accounts, if any, for the redemption or purchase of all series of Preferred Stock for all past sinking fund payment periods or dates.

   The foregoing provisions shall not, however, apply to, or in any way restrict (x) any acquisition of Common Stock in exchange solely for Common Stock; (y) the acquisition of Common Stock through application of the proceeds of the sale of Common Stock; or (z) stock dividends or distributions payable only in shares of stock having rights and preferences subordinate to the Preferred Stock.

             (3) Liquidation, Dissolution or Winding Up. In case of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of each series of Preferred Stock shall be entitled to receive out of the assets of the Corporation in money or money's worth the amount specified in the particular series for each share at the time outstanding together, with respect to any series of Preferred Stock which has cumulative rights to dividends, with all accrued but unpaid dividends thereon, before any of such assets shall be paid or distributed to holders of Common Stock. In case of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if the assets of the Corporation shall be insufficient to pay the holders of all shares of Preferred Stock then outstanding the entire amounts to which they may be entitled, the holders of shares of each outstanding series of Preferred Stock shall share ratably in such assets in proportion to the respective amounts payable in liquidation.

             (4) Voting Rights. The holders of Preferred Stock shall have only such voting rights as are fixed for shares of each series by the Board of Directors pursuant to this paragraph A or as are provided by law.

        B.   COMMON STOCK.

             (1) Dividends. Subject to the provisions of this Article IV, the Board of Directors may, in its sole discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock.

             (2) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of shares of Preferred Stock the full preferential amounts to which they are entitled, the holders of outstanding shares of Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets of the Corporation available for distribution.

             (3) Voting Rights. Except as otherwise provided by law and except as may be determined by the Board of Directors with respect to the Preferred Stock pursuant to paragraph A of this Article IV, only the holders of Common Stock shall be entitled to vote for the election of directors of the Corporation and for all other corporate purposes. Upon any such vote the holders of Common Stock shall, except as otherwise provided by law, be entitled to one vote for each share of Common Stock held by them, respectively.

        C.   PREEMPTIVE RIGHTS.

             Except as the Board of Directors of the Corporation may otherwise determine from time to time, no shareholder of the Corporation shall have any preferential or preemptive right to subscribe for or purchase from the Corporation any new or additional shares of capital stock of the Corporation or securities convertible into shares of capital stock, whether now or hereafter authorized.


                                    ARTICLE V

        A.   POWERS, NUMBER, QUALIFICATIONS, CLASSIFICATION AND
             NOMINATION OF DIRECTORS.

             The general powers, number, classification and tenure of the directors of the Corporation shall be as set forth in Section 3.1 of
   Article III of the By-laws of the Corporation (and as such Section shall exist from time to time). Such Section 3.1 of the By-laws, or any provision thereof, may only be amended, altered, changed or repealed by the affirmative vote of shareholders holding at least eighty percent (80%) of the voting power of the then outstanding shares of all classes of capital stock of the Corporation generally possessing voting rights in the election of directors, considered for this purpose as a single class; provided, however, that the Board of Directors, by resolution adopted by the Requisite Vote (as hereinafter defined), may amend, alter, change or repeal Section 3.1 of the By-laws, or any provision thereof, without a vote of the shareholders. As used herein, the term "Requisite Vote" shall mean the affirmative vote of at least two-thirds of the directors then in office plus one director.

        B.   REMOVAL OF DIRECTORS.

             Any director may be removed from office with or without cause, but only by the affirmative vote of shareholders holding at least eighty percent (80%) of the voting power of the then outstanding shares of all classes of capital stock of the Corporation generally possessing voting rights in the election of directors, considered for this purpose as a single class; provided, however, that if the Board of Directors by resolution adopted by the Requisite Vote shall have recommended removal of a director, then the shareholders may remove such director from office with or without cause by a majority vote of such outstanding shares.

        C.   VACANCIES.

             Any vacancy occurring in the Board of Directors, including a vacancy created by the removal of a director or an increase in the number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum of the Board of Directors. Any director so elected shall serve until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified.

        D.   AMENDMENTS.

             (1) Notwithstanding any other provision of these Articles of Incorporation, the provisions of this Article V shall be amended, altered, changed or repealed only by the affirmative vote of shareholders holding at least eighty (80%) of the voting power of the then outstanding shares of all classes of capital stock of the Corporation generally possessing voting rights in the election of directors, considered for this purpose as a single class.

             (2) Notwithstanding the foregoing and any provisions in the By-laws of the Corporation, whenever the holders of any one or more series of Preferred Stock issued by the Corporation pursuant to Article IV hereof shall have the right, voting separately as a class or by series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the series of Preferred Stock applicable thereto, and such directors so elected shall not be divided into classes unless expressly provided by the terms of the applicable series.


                                   ARTICLE VI

             The address of the registered office of the Corporation is W239 N1700 Busse Road, Pewaukee, Wisconsin 53072-0190, in Waukesha County. The name of the Corporation's registered agent at such address is George R. Schonath.


                                   ARTICLE VII

             The Corporation shall have the express right to acquire and dispose of its own shares on such terms and conditions as the Board of Directors may from time to time determine and agree.


                                  ARTICLE VIII

             The directors and officers of the Corporation shall be entitled to such rights of indemnification and otherwise as are provided by law and by Article IX of the By-laws. Article IX of the By-laws, or any provision thereof, shall be amended, altered, changed or repealed only by the affirmative vote of shareholders holding at least eighty percent (80%) of the voting power of the then outstanding shares of all classes of capital stock of the Corporation generally possessing voting rights in the election of directors, considered for this purpose as a single class; provided, however, that the Board of Directors, by resolution adopted by the affirmative vote of two-thirds of the directors then in office plus one director, may amend, alter, change or repeal Article IX of the By-laws, or any provision thereof, without a vote of the shareholders.


                                   ARTICLE IX

             These Articles of Incorporation may be amended solely as authorized hereby and by law at the time of amendment.